Exhibit 99.1

FOR IMMEDIATE RELEASE

Press Release AIG 175 Water Street New York, NY 10038 www.aig.com	Contacts: Jon Diat (Media): +1 212-770-3505; jon.diat@aig.com Liz Werner (Investors): +1 212-770-7074; elizabeth.werner@aig.com

AIG COMPLETES SALE OF INTERNATIONAL LEASE FINANCE CORPORATION TO AERCAP HOLDINGS N.V.

NEW YORK, May 14, 2014 – American International Group, Inc. (NYSE: AIG) announced today that it has completed the sale of its 100% interest in International Lease Finance Corporation (ILFC) to AerCap Holdings N.V. (NYSE: AER) in exchange for consideration of $3.0 billion of cash and 97,560,976 newly issued AerCap common shares. The total value of the consideration is approximately U.S. $7.6 billion based on AerCap’s closing price per share of $47.01 on May 13, 2014. The AerCap common shares received by AIG represent an approximately 46% stake in AerCap and are subject to transfer restrictions as set forth in the Stockholders’ Agreement and Registration Rights Agreement between AIG and AerCap. The transaction marks the last major disposition of AIG’s non-core assets.

“We are very pleased to have closed on the sale of ILFC,” said Robert H. Benmosche, President and Chief Executive Officer of AIG. “AerCap is a global leader in the aircraft leasing industry, and I believe that this transaction creates a solid partnership for the business and positions it for continued market leadership. However, the aircraft leasing business is not core to our insurance operations, and for this reason we agreed to sell ILFC. I am confident that this sale will have a positive impact on AIG’s liquidity and credit profile, and will enable us to continue to focus on maintaining strong growth and profitability in our insurance operating businesses.”

Concluded Mr. Benmosche, “While the ILFC name will no longer exist, its deep roots and legacy will continue to live on with AerCap. I would also like to especially thank all of the ILFC employees for their leadership and commitment, which have made this deal possible.”

Net cash proceeds to AIG were approximately $2.4 billion after the settlement of intercompany loans, and are available for general corporate purposes. Based on the appreciation of AerCap’s share price since the announcement, in the second quarter of 2014 AIG expects to record a non-operating pre-tax gain of approximately $2.2 billion, which is expected to result in an increase in book value per share of $0.97. AIG will account for its investment in AerCap under the equity method of accounting.

In connection with the transaction, David L. Herzog, AIG Chief Financial Officer, and Mr. Benmosche have joined AerCap’s Board of Directors.

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Certain statements in this press release constitute forward-looking statements. These statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. It

FOR IMMEDIATE RELEASE

is possible that actual results will differ, possibly materially, from the anticipated results indicated in these statements. Factors that could cause actual results to differ, possibly materially, from those in the forward-looking statements are discussed throughout AIG’s periodic filings with the SEC pursuant to the Securities Exchange Act of 1934.

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American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

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AIG is the marketing name for the worldwide property-casualty, life and retirement, and general insurance operations of American International Group, Inc. For additional information, please visit our website at www.aig.com. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries, and coverage is subject to actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property-casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.